Exhibit 99.2

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President & Corporate Secretary
(303) 573-1660
ROYAL GOLD NAMES WENGER AS CHIEF FINANCIAL OFFICER
     DENVER, COLORADO. MAY 25, 2006: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) the leading publicly-traded precious metals royalty company, today announced that Stefan L. Wenger has been promoted to Chief Financial Officer, effective July 1, 2006. Mr. Wenger joined the Company in 2003, serving as Controller, and later that year was promoted to Treasurer and Chief Accounting Officer. He became a member of the Company’s senior management team in the fall of 2003.
     Wenger has played a prominent role in financing the Company’s growth, stewarding our assets, and executing our royalty acquisition strategy, which are critical to the long-term success of the Company. His strong financial background and business acumen make him a critical part of Royal Gold’s senior management team.
     Prior to his initial position with Royal Gold, Mr. Wenger spent eight years providing audit and business advisory services to the mining, oil and gas, and communications industries. The bulk of this experience was gained working for Arthur Andersen LLP and PricewaterhouseCoopers LLP in various positions of increasing responsibility. Mr. Wenger has a bachelor’s degree in business administration from Colorado State University with an emphasis in accounting and a minor in economics. He is a member of the Financial Executives International, the Colorado Society of Certified Public Accountants, and the American Institute of Certified Public Accountants.

     Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metals royalty interests. Royal Gold is publicly traded on the NASDAQ National Market System, under the symbol “RGLD” and on the Toronto Stock Exchange, under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.